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                                                                     Exhibit 1A

                      TRANSACTIONS IN SHARES OF THE COMPANY
                         DURING THE PAST SIXTY (60) DAYS

        The Reporting Persons engaged in the following transactions in Shares of the Company during the past sixty (60) days. All transactions involved purchases of Shares on the New York Stock Exchange, unless marked (OTC) in the second column to indicate a purchase on the Over-the-Counter Market.

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

    Reporting Person with        Denotes Over-the-                                 Price per Share
      Direct Beneficial           Counter Market         Date of        Number       (including
          Ownership                 (OTC) Trade        Transaction    of Shares     Commissions)
------------------------------ --------------------- --------------- ------------ -----------------
Relational Investors, LLC                               10/26/98           27,100     $    3.80
Relational Investors, LLC               NA               11/1/98           50,000          NA
David Batchelder                                        11/11/98           25,000     $    4.25
David Batchelder                                        11/12/98           50,000     $    4.04
Relational Investors, LLC              (OTC)            11/16/98          100,000     $    4.10
Relational Investors, LLC                               11/16/98           47,000     $    4.10
Relational Investors, LLC              (OTC)            11/17/98          250,000     $    4.30
Relational Investors, LLC                               11/17/98            2,600     $    4.30
Relational Investors, LLC              (OTC)            11/18/98          800,000     $    4.47
Relational Investors, LLC                               11/18/98            1,500     $    4.47
Relational Investors, LLC              (OTC)            11/19/98          400,000     $    5.56
Relational Investors, LLC                               11/19/98           27,000     $    5.56
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